Exhibit 10.13

CONFIDENTIAL INFORMATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) effective February 26, 2002 (the “Effective Date”) is by and between INPHONIC, INC., a Delaware corporation with an address at 1010 Wisconsin Avenue N.W., Suite 250, Washington, DC 20007 (the “Company” and Michael Ferzacca, an individual with an address at 324 Inspiration Lane, Gaithersburg, MD 20878 (the “Executive”).

WHEREAS, the parties desire to set forth the terms and conditions upon which the Company will employ the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Position. The Company hereby employs Executive as Chief Marketing Officer, Vice President of the Retails Sales Division of the Company and Executive hereby accepts such employment with the Company. The Executive shall report directly to the Chief Executive Officer (the “CEO”) of the Company, and the Executive’s principal office during the Employment Period (as hereinafter defined) shall be located in the Company’s principal executive offices in the District of Columbia.

2. Employment Period. The Executive’s employment shall commence and the terms of this Agreement shall only become effective upon the Closing Date, as such term is defined under the Asset Purchase Agreement by and between InPhonic, Inc. and Simplexity, Inc. (the “APA”) and shall terminate as provided under this Agreement (the “Employment Period”).

3. Duties.

3.1. Executive agrees to undertake the duties and responsibilities inherent in the position of Chief Marketing Officer, Vice President of the Retail Sales Division, which may encompass different or additional duties as may, from time to time, be assigned, altered or modified by the CEO. The Executive agrees to abide by the written rules, personnel practices and policies of the Company and any reasonable change thereof that may be adopted at any time by the CEO and communicated in writing to the Executive or otherwise generally publicized by the Company.

3.2. Executive shall devote Executive’s full business time and attention to performing his duties hereunder and shall use his commercially reasonable efforts to further the business and affairs of the Company and to work with other employees of the Company in a competent and professional manner and generally to promote the interests of the Company. The Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties hereunder in any way. Provided such does not violate the foregoing terms of this Section 3.2, during the Employment Period the Executive may (i) serve on boards of civic, non-profit, or charitable organizations or corporations, (ii) serve on boards of corporate entities, (iii) deliver lectures at educational institutions or professional or corporate associations and (iv) manage personal investments and affairs.

4. Compensation. As remuneration for all services to be rendered by the Executive hereunder, and as consideration for complying with the covenants contained herein, the Company shall pay and provide to the Executive the following compensation:

4.1 Base Salary. The Company shall pay to the Executive a base salary of one hundred ninety thousand dollars ($190,000) per annum (the “Salary”). The Salary shall be payable in accordance with the Company’s normal payroll schedule and practices. Such Salary shall be reviewed annually to ascertain whether, in the judgment of the CEO, such Salary should be increased based on the performance of and contributions made by the Executive during the preceding year, inflation, and other factors deemed appropriate by the CEO; provided, however, that under no circumstances shall the Executive’s Salary be reduced below the Salary paid to the Executive in the immediately preceding twelve (12) month period.

4.1(a). Signing Bonus. Executive shall be paid a one time Signing Bonus of Five Thousand Dollars, less applicable tax withholdings. Such Signing Bonus shall be paid to Executive on his first regular payday following the commencement of his initial Employment Year.

4.2. Bonus. Executive shall have the opportunity to earn an annual bonus of one hundred sixty-five thousand dollars ($165,000) (or a proportionate amount thereof based on the terms and conditions herein) for on-target performance (the “Bonus”). The Bonus shall be based on the attainment of reasonable gross revenue objectives established by the CEO with respect to each upcoming year of employment (each an “Employment Year”), which objectives shall be communicated in writing to Executive no later than thirty (30) days prior to the commencement of such Employment Year. The objectives for the year commencing with the Closing Date shall require Executive to achieve at least ten million dollars ($10,000,000) in gross revenue (the “Revenue Commitment”) for the sales derived from the accounts identified in Schedule 7 of the APA and the accounts and prospects listed on Exhibit A to this Agreement (collectively, the “Bonus Accounts”). Payment of the Bonus in years following the year commencing with the Closing Date shall be determined in the good faith discretion of the CEO to the extent that the achievement of the pre-established objectives is in any manner subjective. The Bonus shall be payable within thirty (30) days after the end of each Employment Year based on the results of such immediately preceding year, and shall be calculated during each Employment Year on a cumulative and proportionate basis. Notwithstanding the foregoing, in the event the Bonus Accounts generate a quarterly revenue run rate reasonably sufficient to achieve the Revenue Commitment, then, within fifteen days from the end of each quarter of the Employment Year, the Company shall pay Executive a proportionate amount of the Bonus which will not exceed 25% of the total annual bonus each quarter. The amount of the Executive’s quarterly bonus will be based on the cumulative revenue derived from the Bonus Accounts from the beginning of the Employment Year through the end of such quarter and the proportion of such cumulative revenue in relation to the Revenue Commitment.

4.3. Incentive Plans; Stock Options. The Executive shall be eligible to participate in such profit-sharing, stock option, bonus, incentive and performance based award programs as are made available to any other executive employees of the Company; provided, further, on the Closing Date, the Executive shall be granted the right to purchase from the Company, at an exercise price per share as reasonably determined by the Company at the time of grant, two hundred fifty thousand (250,000) shares of the common stock of the Company pursuant to the terms and conditions of the InPhonic.com, Inc. 1999 Stock Incentive Plan (the “Common Stock Options”). The Common Stock Options shall be incentive stock options (as contemplated by Section 422(a) of the Internal Revenue Code and regulations thereunder) to the maximum extent permitted by applicable law and regulation. The Common Stock Options shall vest over four (4) years from the date of grant; provided, however, One hundred twenty five thousand (125,000) of the Common Stock Options shall vest upon the expiration of twelve (12) months from the time of grant with the remainder quarterly vesting throughout the remaining three year period. On the Closing Date, the parties agree to execute a stock option grant agreement, in form consistent with this Section 4.3 and the InPhonic.com, Inc. 1999 Stock Incentive Plan, reflecting the Common

Stock Options. Notwithstanding anything to the contrary in the foregoing, unless the Common Stock Options have earlier terminated, one hundred percent (100%) of the unvested Common Stock Options will vest upon termination of the Executive’s employment with the Company if (i) the Company or its successor terminates the Executive without Cause (as hereinafter defined) or the Executive terminates for Good Reason (as hereinafter defined) or (ii) such termination occurs coincident or within Ninety (90) calendar days immediately following a Change in Control (as hereinafter defined).

4.4. All amounts of salary, bonus or other compensation hereunder shall be subject to such withholding as is required by law or otherwise agreed to by the Company and Executive.

5. Benefits; Expenses.

5.1. The Executive shall be entitled to the benefits available to any other “CXO” employee of the Company (for purposes of this Agreement, the term CXO shall not include the CEO) pursuant to Company programs, including, by way of illustration, but not limitation, paid holidays, sick leave, dental, life insurance, carryover of accrued vacation time, accident or health insurance programs of the Company, as and to the extent that any such programs are or may from time to time be in effect. The Company agrees that it will pay for the full cost of providing Executive and his family medical coverage during the term of this Agreement. Notwithstanding anything to the contrary contained herein, Executive shall be entitled to three (3) weeks of paid vacation per year which is commensurate with the Company’s vacation policy, which shall be taken at times as the CEO reasonably approves

5.2. The Company shall pay or reimburse Executive for all reasonable, ordinary, client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time; provided, however, that any expenditure in excess of $1,000.00 available to the Executive for such travel, entertainment and other expenses shall require advance approval by the CEO. The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought in accordance with the Company’s standard policies.

5.3. The Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan, program or perquisite, so long as such changes are similarly applicable to executive employees of the Company.

5.4 The Company shall reimburse the Executive for up to Five Thousand Dollars ($5,000) of legal fees incurred by the Executive in connection with the preparation and negotiation of this Agreement.

6. Employment Period; Disability; Termination.

6.1. Termination For Cause. Nothing in this Agreement shall be construed to prevent the CEO from terminating the Executive’s employment under this Agreement for Cause. The Company and the Executive shall have no further obligations under this Agreement after the effective date of such termination, except as set forth in Sections 7, 8, 9 and 19 of this Agreement. Such provisions shall remain in full force and effect for the periods referenced in such Sections subsequent to the effective date of the termination of the Executive.

In the event that the Executive’s employment is terminated for Cause, the Executive shall be entitled to (i) the Salary at the rate in effect at such time through the effective date of such termination (including any accrued but unused vacation time); (ii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs; and (iii) reimbursement of any expenses in accordance with Section 5.2.

For purposes of this Agreement, the term “Cause” shall mean (i) the conviction (following the exhaustion of all appeals) of, or the plea of non contendere by, the Executive for any felony or other crime involving fraud or moral turpitude that has a material adverse effect on the Company; (ii) any act or omission constituting a material dereliction of the obligations of the Executive including, but not limited to, willful and continued failure to perform the duties of Executive under this Agreement, except in cases involving the mental or physical incapacity or disability of the Executive (in which case the Executive may be terminated in the event that the incapacity or disability is a “Permanent Disability”, as defined in Section 6.3); (iii) gross negligence or intentional misconduct by Executive materially injurious to the Company; (iv) any breach by Executive of the provisions of Sections 7, 8 or 9 of this Agreement; (v) use of alcohol or abuse of controlled substances interfering with performance of Executive’s duties hereunder; or (vi) a material violation of Company policy or any action which constitutes a violation of any law, rule or regulation applicable to the Company’s business operations. Executive and the Company further agree that in the event that the conduct which is “Cause” for termination arises under sections (ii), (iii), (iv), (v) or (vi) of this Section 6.1 and such conduct is capable of being cured by Executive within a 30 day period, termination of employment may occur only after Executive has failed to cure such conduct within 30 days after receipt by the Executive of written notice by the Company specifying in reasonable detail the Cause based upon which the Company intends to terminate his employment.

6.2. Termination Without Cause. The Company shall retain the right to terminate the Executive without Cause with fifteen (15) days prior written notice, and the Executive shall retain the right to resign for Good Reason, at any time. The Company acknowledges and agrees that the non-compete restrictions set forth in Section 8 of this Agreement will be inapplicable for the periods referenced in such Section subsequent to the effective date of termination of the Executive without Cause or for Good Reason.

In the event that the Executive’s employment is terminated without Cause pursuant to this Section 6.2 or for Good Reason pursuant to Section 6.5, the Executive shall be entitled to: (i) a payment equal to six (6) months of Salary, at the rate then in effect, paid at the discretion of the Company in either one lump sum amount or six (6) equal monthly payments, commencing as of the effective date of termination; (ii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent such rights or benefits have vested in accordance with the terms of such programs; (iii) on the effective date of termination, the Salary at the rate in effect at such time through the effective date of such termination (including any accrued but unused vacation time) and any Bonus for which Executive is eligible under Section 4.2 based on the revenue or other financial information calculated through the effective date of termination that is relevant in calculating such year’s Bonus (notwithstanding that such revenue or other financial information is otherwise supposed to be gathered or calculated at the end of a quarterly or annual period) and any amount of Bonus previously earned (pursuant to the terms and conditions of this Agreement) but not yet paid to the Executive (for example, if Executive’s Employment Year ends on February 20 and Executive terminates on March 1 without having been paid his full Bonus for the preceding Employment Year, Executive shall be due the balance of such prior year’s Bonus, as well as a proportion of the Bonus for the first quarter of the subsequent Employment Year based on the cumulative revenue derived from the Bonus Accounts during the period between February 20 and March 1); and (iv) reimbursement of any expenses in accordance with Section 5.2.

6.3. Termination Due to Permanent Disability. In the event that the Executive suffers a Permanent Disability, as hereinafter defined, during his employment with the Company, the Company may terminate this Agreement by providing at least thirty (30) days written notice to the Executive. The effective date of such termination shall be the last day of such thirty (30) day notice period.

In the event that the Executive’s employment is terminated due to his Permanent Disability, the Executive or his legal representative or court appointed guardian shall be entitled to: (i) any options or stock equivalents granted to the Executive pursuant to Section 4.3 to the extent such options or stock equivalents have vested in accordance with the terms of the agreements to which such options or stock equivalents are subject, if any; (ii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs; (iii) the Salary at the rate in effect at such time through the effective date of such termination (including any accrued but unused vacation time) and any Bonus for which Executive is eligible under Section 4.2 based on the revenue or other financial information calculated through the effective date of termination that is relevant in calculating such year’s Bonus (notwithstanding that such revenue or other financial information is otherwise supposed to be gathered or calculated at the end of a quarterly or annual period) and any amount of Bonus previously earned (pursuant to the terms and conditions of this Agreement) but not yet paid to the Executive (for example, if Executive’s Employment Year ends on February 20 and Executive terminates on March 1 without having been paid his full Bonus for the preceding Employment Year, Executive shall be due the balance of such prior year’s Bonus, as well as a proportion of the Bonus for the first quarter of the subsequent Employment Year based on the cumulative revenue derived from the Bonus Accounts during the period between February 20 and March 1); and (iv) reimbursement of any expenses in accordance with Section 5.2.

The term “Permanent Disability” for purposes of this Agreement, shall mean the inability of the Executive to render full and effective services hereunder by reason of permanent physical or mental infirmity, resulting from illness, accident or otherwise, despite any reasonable accommodation by the Company, as such term is defined by the ADA in the event Executive is unable to perform due to a disability, as such term is defined by the ADA, for more than sixty (60) consecutive calendar days during any twelve (12) month period.

6.4. This Agreement shall terminate immediately upon the Executive’s death or the effective date of the Executive’s resignation or Retirement (as defined under the then established rules of the Company’s retirement plans); provided, however, that in the event that the Executive’s employment terminates upon his Retirement, the provisions of Sections 7 and 8 will remain in full force and effect for the periods referenced in such Sections subsequent to such termination. In the event that the Executive’s employment is terminated by reason of death, resignation or Retirement, the Executive (or his estate as the case may be) shall be entitled to (i) the Salary at the rate in effect at such time through the effective date of such termination (including any accrued but unused vacation time); (ii) any rights or benefits available under applicable employee benefit programs then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs; (iii) reimbursement of any expenses in accordance with Section 5.2; (iv) any Bonus for which Executive is eligible under Section 4.2 based on the revenue or other financial information calculated through the effective date of termination that is relevant in calculating such year’s Bonus (notwithstanding that such revenue or other financial information is otherwise supposed to be gathered or calculated at the end of a quarterly or annual period) and any amount of Bonus previously earned (pursuant to the terms and conditions of this Agreement) but not yet paid to the Executive (for example, if Executive’s Employment Year ends on February 20 and Executive terminates on March 1 without having been paid his full Bonus for the preceding Employment Year, Executive shall be due the balance of such prior year’s Bonus, as well as a proportion of the Bonus for the first quarter of the subsequent Employment Year based on the cumulative revenue derived from the Bonus Accounts during the period between February 20 and March 1); and (v) any options or stock equivalents granted to the Executive pursuant to Section 4.3 to the extent such options or stock equivalents have vested in accordance with the terms of the agreements to which such options or stock equivalents are subject, if any.

6.5 Good Reason. The Executive may terminate his employment under this Agreement for Good Reason with written notice to the Company. “Good Reason” shall mean: (i) breach of any material provision of this Agreement by the Company, which breach shall not have been cured by the Company within thirty (30) days of receipt of written notice specifying in reasonable detail the nature of such material breach; (ii) failure by the Company to maintain the Executive in the position referred to in Section 1 of this Agreement, to which the Executive does not agree; (iii) a substantial diminution of the Executive’s position, authority, duties or responsibilities set forth in Section 1 of this Agreement to which the Executive does not agree; (iv) a demand for the Executive’s geographic relocation that is outside a thirty-five (35) mile radius from the then current location of the Company’s principal executive offices to which the

Executive does not agree; (v) a demand that the Executive be based anywhere other than the Company’s principal executive offices; or (vi) a Change in Control. For purposes of this Agreement, a “Change in Control” means (i) the sale of all or substantially all of the assets of the Company, (ii) sale of more than fifty percent (50%) of the outstanding common stock of the Company in a non-public sale if immediately after such transaction either of sections (vi)(A) or (B) of this Section 6.5 occur, (iii) the dissolution or liquidation of the Company, or (iv) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction either (A) persons who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity, or (B) persons who hold a majority of the voting capital stock of the surviving entity are not persons who held a majority of the voting capital stock of the Company immediately prior to such transaction.

7. Confidential Information. The Executive shall not (for his own benefit or the benefit of any person or entity other than the Company) use or disclose any of the Company’s trade secrets or other confidential information. For purposes of this Agreement, the term “trade secrets or other confidential information” includes, by way of example, matters of a technical nature, “know-how”, computer programs (including documentation of such programs), research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature discovered during performance of this Agreement that is generally understood in the industry as being trade secret, confidential and/or proprietary, that is designated as being, or reasonably should be understood to be, confidential or proprietary information of the Company, either verbally or in writing, or that is designated as representing trade secrets of the Company, either verbally or in writing except to the extent such information (1) is generally known to the public; or (2) is known by the Executive prior to the disclosures under this Agreement; or (3) has been acquired by the Executive from a third party having no confidentiality agreement with the Company; or (4) is required to be disclosed by law or judicial or administrative process; or (5) is disclosed to a third party without restriction on disclosure; or (6) is or was approved for release by the Company’s Board of Directors. In order for material disclosed to be subject to the protections provided, such disclosure does not have to be in writing or other tangible form and/or clearly marked as proprietary. The parties agree that the terms of this Section shall survive termination, with or without Cause, for Good Reason or otherwise, of this Agreement.

7.1. Executive agrees that for twelve (12) months following termination of his employment, Executive will not initiate contact with any Customer or Employee of the Company to request, induce or attempt to induce such Customer or Employee to terminate any business relationship, agreement or employment with the Company. The term “Customer” is defined as any entity that the Company is conducting business with or has entered into a contractual relation with as of the date of termination of this Agreement and the term “Employee” is defined as any individual employed by the Company as a partner, contractor, sub-contractor, employee, consultant or other business associate of the Company as of the date of termination of this Agreement and during the six (6) month period immediately preceding termination of this Agreement (except the Executive’s personal secretary or assistant).

7.2. The Executive acknowledges that the markets served by the Company are global in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed.

7.3. All files, memoranda, notes, and other work product in tangible form in connection with the employment of Executive, including any marketing plans, deliverables and reports prepared by Executive for the Company under this Agreement, and which may or may not be either confidential or proprietary, and all other materials prepared for and delivered to the Company, shall be the property of the Company. Upon termination of the Executive’s employment, with or without Cause, for Good Reason or otherwise, or at any other time upon request of the Company, the Executive agrees to deliver to the Company the following original documents and any copies thereof without retaining any copies: (i) all documents, files, notes, manuals, memoranda, databases, and/or computer programs, reflecting any confidential and/or proprietary information of the Company whatsoever or otherwise relating to the business of the Company and its affiliates or parent company, (ii) lists of customers, vendors, suppliers, and leads or referrals thereto, and (iii) any computer equipment, home office equipment, automobile or any other business equipment, if any, that the Executive may then possess or have under his control; provided, however, that in each of the categories (i) through (iii) above, the Executive’s personal rolodex, contacts file or similar database shall be excluded.

7.4. The Company shall retain its entire right, title and interest in and to (including the right to reproduce, modify, display, produce derivative works of, translate, publish, sell, use, dispose of, and to authorize others to do so, and the right to patent as the sole inventor, copyright and to register such copyright in the Company’s or its nominee’s name), all deliverables, and copyrightable materials conceived or first produced under this Agreement by the Executive, and Executive agrees that such copyrightable materials are works made for hire under the copyright laws of the United States. The Executive further agrees during the term of this Agreement and at all times thereafter, at the Company’s sole cost and expense, to execute all documents and perform all lawful acts which the Company reasonably considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

8. Restrictions; Employees, Remedies. The parties hereto recognize that Executive’s services are special and unique and that his compensation is partly in consideration of and conditioned upon Executive agreeing to the provisions of Section 7 hereto and the provisions of this Section 8, and that such covenants are essential to protect the business and goodwill of the Company. Accordingly, except as otherwise provided in Section 6.2 above, Executive agrees that, during the Employment Period and until six months after the last date on which Executive is employed by the Company, Executive will not (i) render any service (as an employee, officer, director, consultant or otherwise) to any unit or division of any entity involved directly in the Business, or (ii) make or hold any investment in any entity in the Business other than the ownership of not more than five percent (5%) of the listed stock of any publicly traded entity. The uppercased term “Business” shall mean, for purposes of this Agreement, the provision of Internet-based unified communications and distribution of wireless devices and products of the sort performed by Company during the six months preceding Executive’s termination of employment from the Company, as well as any other services provided by the Company during the six months preceding Executive’s termination of employment from the Company.

8.1. The parties acknowledge and agree that the restrictions set forth in Section 7 and in this Section 8 are reasonable and necessary to protect the Company’s legitimate business interests. Executive acknowledges that a breach by Executive of such provisions will cause the Company irreparable harm; therefore, the Company shall be entitled, in addition to any other right and remedy it may have, at law or in equity, to an injunction, without posting of any bond or other security, enjoining or restraining Executive from any violation of such provisions.

8.2. The parties agree that the restrictions set forth and incorporated herein are reasonable in order to protect the Company. If any of such restrictions shall be deemed to be unenforceable by reason of the extent, duration, geographical scope, or other provisions, then the parties contemplate that the court shall reduce such extent, duration, geographical scope, or other provisions and enforce this Agreement to the fullest extent in its reduced form for all purposes.

9. Intellectual Property. During the Employment Period, the Executive shall disclose to the Company all ideas, concepts, inventions, product ideas, new products, discoveries, methods, software, business plans and business opportunities, which may or may not be patentable or copyrightable, or otherwise protected by then-applicable laws governing intellectual property and intellectual property rights, that are developed by the Executive through the use of Company resources that relate directly to the Company’s business. The Executive agrees that such property and rights will be the property of the Company and that, at the Company’s request and cost, he will do whatever is reasonably necessary to secure for the Company the rights thereto by patent, copyright or otherwise. Executive acknowledges and agrees that his obligations with respect to Company property discussed in this paragraph shall survive the termination of this Agreement.

10. Representation and Warranty. Executive represents and warrants to the Company that Executive is not subject to any non-compete, non-solicitation, or other restriction which may prevent Executive from performing the services contemplated by this Agreement.

11. Waivers. No delay or waiver by either party of any breach or non-performance of any provisions or obligations of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

12. Notices. All notices or other communications required or permitted under this Agreement shall be in writing addressed to the parties at the addresses set forth in the first paragraph of this Agreement and shall be deemed to be given upon the earlier of (i) actual delivery by hand, or (ii) three days after being mailed by registered or certified mail, return receipt requested.

13. Headings. The headings appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

14. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

15. Heirs, Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon both parties and their respective heirs, personal representatives, successors and assigns. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

16. Publicity. Neither party may issue, without the prior written consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between the Company and the Executive. Following the Effective Date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that neither shall disparage, criticize or make statements which are negative, detrimental or injurious to the other party.

17. Indemnification. The Company agrees to indemnify and hold harmless the Executive from any and all damages, liabilities, claims, and expenses including court costs and reasonable attorneys’ fees incurred by the Executive as a result of actions taken by the Executive in the course of employment with the Company, provided that such action was within the scope of the Executive’s duties (as delineated in this Agreement). If the Company procures directors and officers liability coverage, the Executive shall be provided coverage under such policy to the substantially same extent and on substantially similar terms as the CEO is provided coverage thereunder.

18. Counsel Fees. In connection with any dispute between the parties arising from, based on or in relation to this Agreement, the party that substantially prevails in such dispute shall be reimbursed for all reasonable costs, including attorney’s fees and costs, incurred by such party in connection with the dispute.

19. Continuing Obligations. The provisions of Sections 17 and 18 shall survive the termination or expiration of this Agreement.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21. Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable in any respect, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability of any other provision of this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been contained in this Agreement.

23. Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to the employment of the Executive by the Company and supercedes any and all prior understandings of the parties hereto, whether written or oral. This Agreement may not be amended, modified, altered or rescinded in any manner, except by written instrument signed by both of the parties to this Agreement

IN WITNESS WHEREOF, the parties having read, understood and agreed to the foregoing terms and conditions, have signed below:

INPHONIC, INC.	EXECUTIVE

/s/ Don Charlton	/s/ Michael Ferzacca
Name Don Charlton	Michael Ferzacca
Title CFO

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of this 23 day of January 2003, by and between INPHONIC, INC., a Delaware corporation (the “Company”), and MICHAEL FERZACCA, an individual (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of February 26, 2002 (the “Agreement”) setting forth the terms and conditions upon which the Company agreed to employ the Executive; and

WHEREAS, the parties now desire to amend the Agreement to the extent, and only to the extent, provided herein; and

WHEREAS, any terms not otherwise defined herein shall have the meanings given to them in the Agreement.

AGREEMENT

Now, THEREFORE, in consideration of the agreements and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as set forth below.

1. MODIFIED AGREEMENT TERMS. The Agreement is hereby amended to reflect the following terms:

(a) Amendment to Section 1 of the Agreement. The first sentence of Section 1 shall be deleted in its entirety and amended to read: “Effective January 1, 2003, the Company hereby employs Executive as Chief Marketing Officer, Executive Vice President of Sales and Executive hereby accepts such employment with the Company.” Other than as set forth in this Amendment, all of the remaining terms and conditions of Section 1 shall continue in full force and effect.

(b) Amendment to Section 3.1 of the Agreement. The first sentence of Section 3.1 shall be amended in relevant part to read “Effective January 1, 2003, Executive agrees to undertake the duties and responsibilities inherent in the position of Chief Marketing Officer, Executive Vice President of Sales, which may encompass . . .”. Other than as set forth in this Amendment, all of the remaining terms and conditions of such first sentence and the remainder of Section 3.1 shall continue in full force and effect.

(c) Amendment to Section 4.1 of the Agreement. The first sentence of Section 4.1 shall be deleted in its entirety and amended to read: “Effective January 1, 2003, the Company shall pay to the Executive a base salary of two hundred thirty-five thousand dollars ($235,000) per annum (the “Salary”).” The last phrase of Section 4.1 shall be deleted in its entirety and the following substituted therefor: “provided, however, that under no circumstances shall the Executive’s Salary be reduced below the Salary for twelve (12) months and thereafter below the Salary paid to the Executive in the immediately preceding twelve (12) month period.” Other than as set forth in this Amendment, all of the remaining terms and conditions of Section 4.1 shall continue in full force and effect. Within one (1) business day of the full execution of this Amendment, the Company shall make a payment to the Executive in an amount equal to the increased Salary for the period from January 1, 2003 through the date for which any payroll has already been paid to Executive with respect to calendar year 2003.

(d) Amendment to Section 4.2 of the Agreement. Section 4.2 shall be deleted in its entirety and amended to read “(i) Effective January 1, 2003, Executive shall have the opportunity to earn an annual bonus of eighty-five thousand dollars ($85,000) (or a proportionate amount thereof based on the terms and conditions herein for on-target performance) (the “Bonus”). The Bonus shall be based on the attainment of reasonable gross revenue objectives established by the CEO with respect to each upcoming calendar year of employment (each an “Employment Year”), which objectives shall be communicated in writing to Executive no later than thirty (30) days prior to the commencement of such Employment Year. The objectives for the year commencing January 1, 2003 and ending December 31, 2003, shall require Executive to fully achieve: (a) at least ten million dollars ($10,000,000) in gross revenue for the sales derived from the accounts identified in Schedule 7 of the APA and the accounts and prospects listed on Exhibit A to this Agreement; (b) at least seven million five hundred thousand dollars ($7,500,000) in gross revenue for the new sales derived from the unified messaging services offered by the Company (which is based on the current gross revenue run rate per month for such services estimated, for purposes of this Agreement, for the month of December 2002 as six hundred twenty five thousand dollars ($625,000) (the “Unified Messaging Commitment”); such Unified Messaging Commitment figure is subject to adjustment as set forth below; and (c) at least eight million dollars ($8,000,000) in gross revenue for all new sales derived from software services which shall include but not be limited to, for purposes of calculation, any gross revenue derived from any new sale of software services resulting from an acquisition or merger of the Company with a third party (collectively, for purposes of this Agreement, the sum of all three commitments, specifically, twenty-five million five hundred thousand dollars ($25,500,000), unless otherwise adjusted pursuant to the terms and conditions herein, shall be referred to as the “Revenue Commitment”). On or before March 1, 2003, the Company shall provide the Executive with written financial information certified by the Chief Financial Officer of the Company to support the actual December 2002 gross revenue from the Company’s unified messaging services and the Unified Messaging Commitment shall be adjusted (up or down) to an amount equal to twelve (12) times such verified December 2002 gross revenue figure to establish a new annual Unified Messaging Commitment for purposes of this Agreement. The parties shall negotiate in good faith if there is any dispute concerning the December 2002 gross revenue from the Company’s unified messaging services and the independently verifiable information in support thereof. The Bonus shall be payable within thirty (30) days after the end of each Employment Year based on the results of such immediately preceding Employment Year, and shall be calculated during each Employment Year on a cumulative and proportionate basis. Notwithstanding the foregoing, in the event the quarterly revenue run rate for the Executive’s gross revenue objectives is reasonably sufficient to achieve the Revenue Commitment, (on the ramped basis set forth below), then, within fifteen (15) days from the end of each calendar quarter in each Employment Year, the Company shall pay Executive a proportionate amount of the Bonus. The amount of the Executive’s quarterly Bonus payment shall be based on the cumulative revenue derived from the various sources of gross revenue that are use din calculating the Executive’s Bonus from the beginning of the year through the end of such Employment Year quarter, and such cumulative revenue in relation to the portion of the Revenue Commitment from the beginning of the year to the end of such quarter; provided, however, that the Executive’s quarterly Bonus payment shall be based on the Executive’s gross revenue objectives meeting a quarterly threshold of the Revenue Commitment on the following “ramped” basis: first quarter of an Employment Year - 15% of the Revenue Commitment; second quarter of an Employment Year - 20% of the Revenue Commitment; third quarter of an Employment Year – 30% of the Revenue Commitment and fourth quarter of an Employment Year – 35% of the Revenue Commitment. Thus, for example, if the Executive achieves 15% or more of the annual Revenue Commitment during the first calendar quarter of an Employment Year, the Company shall pay 25% of the annual bonus to the Executive within fifteen (15) days of the end of such calendar quarter.

(ii) Notwithstanding anything to the contrary in this Agreement, in the event that Executive exceeds the Revenue Commitment, then Executive shall be entitled to an increase in his Bonus for such Employment Year equal to one percent (1%) for each dollar (or portion thereof) of gross revenue generated by the Executive in excess of the Revenue Commitment; provided, however, notwithstanding the Executive’s overachievement of the Revenue Commitment, the aggregate amount of the Executive’s total Salary and Bonus compensation shall not at any time exceed four hundred thousand dollars ($400,000) in any Employment Year without the prior written consent of the Company.

(e) Notwithstanding anything to the contrary in the Agreement or this Amendment, upon the execution by the parties of this Amendment, the Company shall provide payment to the Executive in the amount of twenty thousand six hundred twenty-five dollars ($20,625) as payment in full for the balance of the Bonus payment due the Executive for the period of July 1, 2002 through September 30, 2002. Such bonus shall be paid to the Executive on January 16, 2003.

(f) Notwithstanding anything to the contrary in the Agreement or this Amendment, upon the Executive achieving the original Revenue Commitment for the third quarter of the Employment Year pursuant to Section 4.2 of the Agreement, the Company shall provide payment in the amount of thirty-two thousand five hundred dollars ($32,500) to the Executive as payment in full for the Bonus payment due the Executive for the period of October 1, 2002 through December 31, 2002. The Company shall provide such payment to the Executive in the following manner: $16,250 within one (1) business day of the full execution of this Amendment and $16,250 on February 3, 2003. Notwithstanding anything contrary in the Agreement, the parties recognize and agree that the Bonus payment for the fourth quarter of the Employment Year, January 1, 2003 through March 31, 2003, shall be waived and the Executive’s Bonus for such period shall instead be subject to the terms of Section 1(d) of this Amendment.

(g) Addition of Section 4.5 to the Agreement. The Agreement shall be amended to provide for a Section 4.5 that shall read as follows:

4.5. Additional Stock Options. In addition to the stock options granted pursuant to Section 4.3 of this Agreement, the Executive shall be granted the right to purchase from the

Company, at an exercise price per share as reasonably determined by the Company at the time of grant but in no event in excess of four dollars and seventy cents ($4.70) per share, three hundred fifty thousand (350,000) shares of the common stock of the Company pursuant to the terms and conditions of the InPhonic, Inc. 1999 Stock Incentive Plan (the “Additional Common Stock Options”). The Additional Common Stock Options shall be incentive stock options (as contemplated by Section 422(a) of the Internal Revenue Code and regulations thereunder) to the maximum extent permitted by applicable law and regulation. The Additional Common Stock Options shall vest over four (4) years from the date of grant with no options vesting until the expiration of the first twelve (12) calendar months from the date of grant with twenty-five percent vesting on January 22, 2004 and the remainder quarterly vesting thereafter in equal amounts. Within ten (10) days from the date of this Amendment, the parties agree to execute a stock option grant agreement, in form consistent with this Section 4.5 and the InPhonic, Inc. 1999 Stock Incentive Plan, reflecting the Additional Common Stock Options. Notwithstanding anything to the contrary in the Agreement, unless the Additional Common Stock Options have earlier terminated, one hundred percent (100%) of the unvested Additional Common Stock Options will vest upon termination of the Executive’s employment with the Company if (i) the Company or its successor terminates the Executive without Cause (as hereinafter defined) or the Executive terminates for Good Reason (as hereinafter defined) or (ii) such termination occurs coincident or within ninety (90) calendar days immediately following a Change in Control (as hereinafter defined). The reference to options or stock equivalents in Section 6.4(v) below shall include the Additional Common Stock Options described in this Section 4.5.

(h) Addition of Section 5.5 to the Agreement. The Agreement shall be amended to provide for a Section 5.5 that shall read as follows:

5.5. Car Allowance and Parking. Commencing on January 1, 2003 and continuing on a monthly basis thereafter, the Company shall provide payment to Executive in the amount of one thousand dollars ($1,000) per month as reimbursement for the Executive’s employment-related expenses, including but not limited to vehicle expenses. The Company shall also provide, at its expense, first floor parking privileges for the Executive in the Colonial Parking Garage located beneath the Company’s Georgetown office.

2. FEES AND EXPENSES. The Company shall be responsible for the Executive’s attorney’s fees and other reasonable expenses incurred in connection with this Amendment, in an amount of three thousand dollars ($3,000), which shall be paid directly to Kelley Drye & Warren LLP on execution by the parties of this Amendment.

3. RATIFICATION. Except as provided herein, the Agreement and its terms and provisions shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligation of each of the Company and the Executive and shall not be released, impaired, diminished or in any other way modified or amended as a result of the execution and delivery of this Amendment.

4. CONTROLLING LAW. This Amendment shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws and decisions of the State of Maryland, without regard to its principles of conflicts of law. Venue for any adjudication hereof shall be only in the courts of the State of Maryland or the federal courts in the State of Maryland. The Company and the Executive agree that service of any summons and/or complaint, and any other process which may be served in any action, may be made by mailing via registered mail or delivering a copy of such process to the Company or the Executive at the address specified in the Agreement.

5. MISCELLANEOUS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings of this Amendment are inserted for convenience only and shall not be deemed to constitute part of this Amendment. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Amendment shall remain unchanged.

6. ENTIRE AGREEMENT. This Amendment and any exhibit hereto sets forth the entire agreement and understanding of the parties hereto in respect of the matters described herein. The terms herein may not be changed verbally but only by an instrument in writing signed by the party against which enforcement of the change is sought.

7. COUNTERPARTS. This Amendment may be executed in two counterpart copies, each of which shall be an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be considered binding on the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

COMPANY:

INPHONIC, INC.

By:	/s/ David A. Steinberg
David A. Steinberg
Chief Executive Officer

EXECUTIVE:

/s/ Michael Ferzacca
Michael Ferzacca